EXHIBIT 99.1

20410 North 19th Avenue, Suite 200 Phoenix, Arizona 85027

FOR IMMEDIATE RELEASE

Contacts:

Jennifer Haslip	Jill Fukuhara	Laurie Berman
Chief Financial Officer	Investor/Analyst Information	General Information
Universal Technical Institute, Inc.	Financial Relations Board	Financial Relations Board
(623) 445-9402	(310) 854-8312	(310) 854-8315

Universal Technical Institute, Inc. Completes Purchase of Boston Area Campus

Facility in Norwood, Massachusetts will House a New
Undergraduate Automotive Technician Training Campus

PHOENIX, February 22, 2005 - Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced that it has completed the purchase of a 24.9 acre parcel housing an existing 222,000 square foot building in the Boston suburb of Norwood, Massachusetts for $12.4 million. UTI plans to house a new undergraduate automotive technician training campus on the property. Additionally, UTI intends to invest an additional $11.9 million to retrofit the existing building over the next several months.

The Norwood campus is expected to open in the fourth quarter of fiscal 2005, pending state and regulatory approval. At maturity, the campus will have approximately 1,900 students and provide approximately 170,000 square feet of classroom and lab space.

“We are very excited to have completed the property acquisition for our new Norwood facility,” said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute, Inc. “We believe this campus will strengthen our presence in the Northeast market, while helping meet demand from prospective students and industry in the region.”

About Universal Technical Institute
Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at eight campuses across the United States, and manufacturer-sponsored advanced programs at 22 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc.

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Universal Technical Institute, Inc. Completes Purchase of Boston Area Campus
February 22, 2005

offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uticorp.com.

Statements in this press release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company’s recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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